EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to the Registration Statement on Form S-8 (No. 333-230043) of International Land Alliance, Inc. (the “Company”) of our report dated March 31, 2021 relating to our audit of the Company’s consolidated financial statements as of December 31, 2020 and for the year then ended included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Our report dated March 31, 2021, contains an explanatory paragraph that states the Company has experienced recurring losses from operations, has limited financial resources to repay its debt obligations, will require substantial new capital to execute its business plans, and the real estate industry in which it operates faces significant uncertainty due to the COVID-19 pandemic. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HASKELL & WHITE LLP

Irvine, California

April 2, 2021